SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

POWER SPORTS FACTORY, INC.

 (Exact Name of Registrant as Specified in Charter)

Minnesota	000-25385	41-1853993
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6950 Central Highway, Pennsauken, NJ	08109
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (856) 488-9333

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

{ } Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

{ } Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

{ } Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

{ } Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02.   Termination of Material Definitive Agreement.

We entered into a Loan and Security Agreement (the “Agreement”), dated January 9, 2009, by and between Power Sports Factory, Inc. and Crossroads Debt LLC (“Crossroads”), pursuant to which advances to us of approximately $514,000 have been made. Funds advanced under the Agreement were used by us to finance the purchase of our inventory of bikes for resale. The Loan and Security Agreement provides that if we default in the performance of any payment obligation due under this Agreement,that will constitute an Event of Default under the Agreement.  The Agreement provides  that, upon the occurrence of any Event of Default, Crossroads may declare the Agreement terminated and declare all Obligations under the Agreement to be immediately due and payable. On October 27, 2009, we received a notice from Crossroads that we are in default of the Agreement as a result of, inter alia: failure to pay for and maintain insurance on our assets, in violation of Sections 10.1.10 and 12.4 of the Agreement; the Obligations (as defined in the Agreement) exceed the Allowable Amount (as defined in the Agreement), in violation of Section 12.6 of the Agreement; our failure to pay warehousing fees, in violation of Section 12.4 of the Agreement; our default under our licensing agreement with Andretti IV, LLC, in violation of Section 12.4 of the Agreement.  Crossroads has accelerated the payment of all obligations owing to Crossroads, including, without limitation, all amounts due under the Agreement, and has demanded the repayment in full of all amounts due and owing from us to Crossroads. In the event that all amounts due from us to Crossroads, including, without limitation, all amounts due under the Agreement, plus all interest, fees, etc., and legal fees, are not repaid in full by 5:00 p.m. on November 3, 2009, Crossroads has advised that it intends to exercise all of its rights under the Agreement and applicable law against us and our assets and against the Guarantors under the Agreement.

We are working with Crossroads to accelerate the liquidation of our inventory and pay the outstanding balance on the Agreement, which was approximately $347,840 as of October 30th, 2009.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POWER SPORTS FACTORY, INC.

By	/s/ Shawn Landgraf

Shawn Landgraf, Chief Executive Officer

Date: November 2, 2009